As filed with the U.S. Securities and Exchange Commission on January 20, 2026

Registration Statement No. 333-273969
Registration Statement No. 333-242337
Registration Statement No. 333-204158

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
 FORM S-8 REGISTRATION STATEMENT NO. 333-273969
FORM S-8 REGISTRATION STATEMENT NO. 333-242337
FORM S-8 REGISTRATION STATEMENT NO. 333-204158
UNDER THE SECURITIES ACT OF 1933

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	72-1147390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2170 Buckthorne Place, Suite 420
The Woodlands, Texas 77380
(Address, including zip code, of registrants’ principal executive offices)

Second Amended and Restated 2015 Stock Incentive Plan
Amended and Restated 2015 Stock Incentive Plan
Gulf Island Fabrication, Inc. 2015 Stock Incentive Plan

(Full title of the plans)

Richard W. Heo
SVP, General Manager
2170 Buckthorne Place, Suite 420
The Woodlands, Texas 77380
(713) 714-6100
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana  70170-5100
(504) 582-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Gulf Island Fabrication, Inc. (the “Registrant”) is being filed to terminate all offerings under the below listed Registration Statements and deregister any and all securities that remain unsold pursuant to the below listed Registration Statements.

1.
Registration Statement on Form S-8 (File No. 333-273969), filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 14, 2023, registering the offer and sale of 1,000,000 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), issuable pursuant to the Second Amended and Restated 2015 Stock Incentive Plan;

2.
Registration Statement on Form S-8 (File No. 333-242337), filed with the SEC on August 7, 2020, registering the offer and sale of 1,500,000 shares of the Registrant’s Common Stock issuable pursuant to the Amended and Restated 2015 Stock Incentive Plan; and

3.
Registration Statement on Form S-8 (File No. 333-204158), filed with the SEC on May 14, 2015, registering the offer and sale of 1,000,000 shares of the Registrant’s Common Stock issuable pursuant to the Gulf Island Fabrication, Inc. 2015 Stock Incentive Plan.

On January 16, 2026 at 3:15 p.m. Central Time, pursuant to the Agreement and Plan of Merger, dated as of November 7, 2025 (the “Merger Agreement”), by and among the Registrant, IES Holdings, Inc., a Delaware corporation (“IES”), and IES Merger Sub, LLC, a Louisiana limited liability company and indirect wholly owned subsidiary of IES (“Merger Sub”), the Registrant merged with and into Merger Sub with the Registrant surviving the merger as the surviving corporation and indirect, wholly owned subsidiary of IES (the “Merger”).

As a result of the Merger and transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements and is no longer issuing securities pursuant to the above-named plans. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment any securities registered under the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on January 20, 2026.

Gulf Island Fabrication, Inc.

By:	/s/ Richard W. Heo
Name: Richard W. Heo
Title: SVP, General Manager

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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